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                                                                    EXHIBIT 99.1




AT THE COMPANY:   AT FINANCIAL RELATIONS BOARD:

Bruce C. Karsk      David B. Downing     Marilyn Windsor       Diane Hettwer         Tim Grace
Executive VP        VP and CFO           General Inquiries     Analyst Inquiries     Media Inquiries
402-829-6803        402-827-6235         702-515-1260          312-640-6760          312-640-6667

FOR IMMEDIATE RELASE
TUESDAY, SEPTEMBER 7, 2004

            LINDSAY MANUFACTURING CO. UPDATES OUTLOOK FOR FISCAL 2004

         CHARGE RELATED TO DEALER WILL IMPACT EPS BY APPROXIMATELY $0.05 FOURTH-QUARTER REVENUES REMAIN STRONG; FULL-YEAR REVENUES EXCEED EXPECTATIONS

OMAHA, NEB., SEPTEMBER 7, 2004--LINDSAY MANUFACTURING CO. (NYSE: LNN), a leading manufacturer of center pivot, lateral move, and hose reel irrigation systems, today updated its outlook for its fiscal year ending August 31, 2004.

The company announced today that, due to the insolvency and liquidation of a Kansas dealership in which Lindsay held a minority interest, it will take a charge during the quarter ending August 31, 2004, of approximately $0.05 per share. The majority of this charge represents a bad debt expense relating to a Lindsay trade receivable from this dealership. The remaining portion of the charge represents Lindsay's expected obligation on its limited guarantee of bank loans related to the dealership. Lindsay's equity investment in the dealership had previously been eliminated due to its allocation of losses from the dealership.

Prior to this charge, Lindsay's management had anticipated that full-year fiscal 2004 earnings per share would be slightly above $0.90 per share. The company also noted that revenues through the fourth quarter remained strong and Lindsay exceeded its goal of 14 to 16 percent organic revenue growth for fiscal 2004.

Lindsay anticipates releasing its fiscal 2004 fourth-quarter and full-year earnings during the second full week of October.

ABOUT THE COMPANY
Lindsay manufactures and markets Zimmatic, Greenfield, and Perrot center pivot, lateral move and hose reel irrigation systems and GrowSmart controls, all of which are used by farmers to increase or stabilize crop production while conserving water, energy, and labor. The company also produces large diameter steel tubing and provides outsourced manufacturing and production services for other companies. At May 31, 2004, Lindsay had approximately 11.8 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

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CONCERNING FORWARD-LOOKING STATEMENTS
This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words "expectation," "outlook," "could," "may," "should," or similar expressions. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

            FOR MORE INFORMATION REGARDING LINDSAY MANUFACTURING CO.,
              SEE LINDSAY'S WEBSITE AT www.lindsaymanufacturing.com